FRONTIER OIL CORPORATION,

as Issuer,

THE GUARANTORS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

dated as of May 26, 2011

to Indenture dated as of November 22, 2010

Providing for Issuance of

6 ⅞% Senior Notes due 2018

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of  May 26, 2011, among FRONTIER OIL CORPORATION, a Wyoming corporation (the “Company”), the Guarantors and WELLS FARGO BANK, N.A., a national banking association, as Trustee (the “Trustee”), under the Indenture, dated as of November 22, 2010, as supplemented by the First Supplemental Indenture, dated  as of November 22, 2010 (the “Indenture”).  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of February 21, 2011 (the “Merger Agreement”), among the Company, Holly Corporation, a Delaware corporation (“Holly”), and North Acquisition, Inc., a Delaware corporation and direct wholly owned subsidiary of Holly (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), and Holly will be renamed HollyFrontier Corporation (“HollyFrontier”);

WHEREAS, following the Merger, after considering the operations of the combined company, the Board of Directors of HollyFrontier may decide that it is advisable to merge the Company with and into HollyFrontier (the “Post-Closing Reorganization Merger”);

WHEREAS, if the Post-Closing Reorganization Merger is effectuated, HollyFrontier would assume all of the obligations under the Notes and the Indenture, and certain of HollyFrontier’s subsidiaries would provide guarantees of the Notes as provided under the Indenture;

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, in connection with the Merger, the Company desires to amend certain provisions of the Indenture;

WHEREAS, the Company has solicited the consent (the “Consent Solicitation”) of the holders of the Notes to certain amendments to the Indenture (the “Amendments”) pursuant to that certain Consent Solicitation Statement dated May 13, 2011 (the “Consent Solicitation Statement”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Second Supplemental Indenture in accordance with Section 9.2 of the Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the written consent of not less than a majority of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 9.6 of the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, the Company desires and has requested the Guarantors and the Trustee to join in the execution and delivery of this Second Supplemental Indenture for the purpose of amending the Indenture;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Notes as follows, effective upon execution hereof by the Trustee:

ARTICLE ONE

DEFINITIONS

Section 1.01  Definitions.

For all purposes of this Second Supplemental Indenture, except as otherwise stated herein, capitalized terms used herein but not otherwise defined in this Second Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.  Each reference to “herein”, “hereof” and “hereunder” and other words of similar import contained in the Indenture shall, after this Second Supplemental Indenture becomes effective, refer to the Indenture as supplemented hereby.

ARTICLE TWO

AMENDMENTS

Section 2.01                      Amendments of Section 1.1 of the Indenture.

Upon satisfaction of the condition described in Section 3.02 hereof:

(a)         Section 1.1 of the Indenture is amended and supplemented by inserting or restating, as the case may be, in their appropriate alphabetical positions, the following definitions:

         “Asset Contribution” means the contribution of certain asphalt terminals and/or any related logistics assets by the Company or one or more Guarantors to HEP or its Subsidiaries.

         “HEP” means Holly Energy Partners, L.P., a Delaware limited partnership.

         “HEP LP” means HEP Logistics Holdings, L.P., a Delaware limited partnership.

         “Indemnification Agreements” means any indemnification agreement (as amended, amended and restated, supplemented or otherwise modified from time to time), for the benefit of HEP LP, entered into by the Company or any Guarantor pursuant to the terms of the Asset Contribution after the Issue Date.

         “MLP Parties” means, collectively, Holly Logistics Services, L.L.C., a Delaware limited liability company, HEP LP, HEP Logistics GP, L.L.C., a Delaware limited liability company, HEP and each of its Subsidiaries.

(b)         The definition of “Asset Sale” in Section 1.1 of the Indenture is amended by deleting the “and” at the end of clause (10) thereof, replacing the period at the end of clause (11) thereof with “; and” and inserting the following as a new clause (12):

         (12)         after such time that HEP first becomes a Subsidiary, transactions with HEP or its Subsidiaries, other than sales of core refinery assets, so long as with respect to such transactions the Company complies with the provisions of Section 10.15 hereof.

(c)         The introductory portion of the definition of “Non-Recourse Debt” in Section 1.1 of the Indenture up to the colon is amended to read as follows:

“Non-Recourse Debt” means Indebtedness (other than, after such time that HEP first becomes a Subsidiary, under an Indemnification Agreement).

 (d)         The definition of “Permitted Indebtedness” in Section 1.1 of the Indenture is amended by deleting the “and” at the end of clause (14) thereof, renumbering clause (16) thereof as clause (15) and inserting the following as a new clause (15):

         (15)         after such time that HEP first becomes a Subsidiary, the incurrence by the Company or any of its Restricted Subsidiaries of obligations (contingent or otherwise) arising under the Indemnification Agreements in an aggregate amount not to exceed by more than $5.0 million the total consideration paid by HEP to the Company in connection with the transactions in which the Company became obligated under such Indemnification Agreements;

(e)         The definition of “Permitted Investments” in Section 1.1 of the Indenture is amended by deleting the “and” at the end of clause (9) thereof, replacing the period at the end of clause (10) thereof with “; and” and inserting the following as new clauses (11) and (12):

         (11)           after such time that HEP first becomes a Subsidiary, Investments in any MLP Party in the form of debt instruments or Equity Interests issued by such MLP Party that are received in consideration for logistics assets of the Company or any Restricted Subsidiary of the Company; provided that fair market value is received by the Company and its Restricted Subsidiaries in consideration for such assets; and

         (12)            after such time that HEP first becomes a Subsidiary, Investments (i) to maintain a 2% general partner interest in HEP or (ii) in order to purchase additional limited partner interests in HEP and/or to provide funding to one or more MLP Parties for acquisitions of master limited partnership qualifying assets or capital expenditures in an aggregate amount not to exceed $40.0 million outstanding at any one time.

(f)         The definition of “Subsidiary” in Section 1.1 of the Indenture is amended to read as follows:

         “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); provided, however, that notwithstanding the foregoing clauses (1) and (2), with respect to the Company, HEP and its Subsidiaries shall only be considered Subsidiaries of the Company and any of its other Subsidiaries for so long as the most recently available quarterly financial results of HEP and its Subsidiaries are consolidated with the Company’s financial results.

(g)         The introductory portion of the definition of “Unrestricted Subsidiary” in Section 1.1 of the Indenture up to the colon is amended to read as follows:

         “Unrestricted Subsidiary” means (i) HEP and its Subsidiaries, but only at such time as the most recently available quarterly financial results of HEP and its Subsidiaries are consolidated with the Company’s financial results, (ii) Wainoco Resources, Inc. and Wainoco Oil & Gas Company and (iii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary at the time of such designation:

Section 2.02                      Amendments of Section 10.10(d) of the Indenture.

Upon satisfaction of the condition described in Section 3.02 hereof:

(a)         Section 10.10(d) of the Indenture is amended by substituting the following for clause “(15)” appearing therein:  “(16)”.

(b)         Section 10.10(d) of the Indenture is further amended by substituting the following for “Section 4.09” appearing therein:  “Section 10.10”.

Section 2.03                      Amendment of Section 10.11(b) of the Indenture.

Upon satisfaction of the condition described in Section 3.02 hereof, Section 10.11(b) of the Indenture is amended by substituting the following for “Section 4.07(a)” appearing therein:  “Section 10.11(a)”.

Section 2.04                      Amendment of Section 10.14(e) of the Indenture.

Upon satisfaction of the condition described in Section 3.02 hereof, Section 10.14(e) of the Indenture is amended by substituting the following for “Section 4.10” appearing therein:  “Section 10.14”.

Section 2.05                      Amendments of Section 10.15 of the Indenture.

Upon satisfaction of the condition described in Section 3.02 hereof:

(a)         Section 10.15(a)(2)(A) of the Indenture is amended by substituting the following for “$20.0 million” appearing therein:  “$25.0 million”.

(b)         Section 10.15(a)(2)(B) of the Indenture is amended by substituting the following for “$30.0 million” appearing therein:  “$50.0 million”.

(c)         Section 10.15(b) of the Indenture is amended by deleting the “and” at the end of clause (7) thereof, amending and restating clause (8) thereof as follows and inserting the following as a new clause (9):

         (8)         transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements) on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined by the Board of Directors in its reasonable good faith judgment; and

(9)         in the case of any contract, agreement or understanding (or amendment thereto) entered into with one or more Affiliates of the Company, whether or not in the ordinary course of business, that is of a type with respect to which investment banking firms of recognized industry standing generally do not render fairness opinions, if the Company delivers to the Trustee a Board Resolution set forth in an Officer’s Certificate certifying (i) that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of Section 10.15(a) hereof and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors and (ii) either (x) the Company has used commercially reasonable efforts to obtain a fairness opinion with respect to such Affiliate Transaction or series of related Affiliate Transactions from investment banking firms of recognized industry standing and was unable to obtain a fairness opinion or (y) a majority of the disinterested members of the Board of Directors has determined that investment banking firms of recognized industry standing generally would not render fairness opinions with respect to such transaction.

(d)         Section 10.17 of the Indenture is amended to read as follows:

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date that incurs Indebtedness under a Credit Facility or guarantees any other Indebtedness of the Company, then the Company shall cause that newly acquired or created Domestic Restricted Subsidiary to become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit B to the First Supplemental Indenture and delivering an Opinion of Counsel satisfactory to the Trustee within ten Business Days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Domestic Restricted Subsidiary and constitutes a valid and binding agreement of that Domestic Restricted Subsidiary, enforceable in accordance with its terms (subject to customary exceptions); provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.  Notwithstanding the preceding, any Subsidiary Guarantee of a Guarantor that was incurred pursuant to this Section 10.17 as a result of its guarantee or incurrence of any such Indebtedness shall be released upon the release or discharge of the guarantee, or the repayment of the Indebtedness under a Credit Facility, that resulted in the creation of such Subsidiary Guarantee in the first instance, except a discharge or release by, or as a result of payment under, such guarantee.

ARTICLE THREE

MISCELLANEOUS

Section 3.01                      Effect of Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this Second Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Second Supplemental Indenture.

Section 3.02                      Effectiveness.

The provisions of Article Two of this Second Supplemental Indenture that are conditioned on the satisfaction of this Section 3.02 shall be operative concurrently with the effectiveness of the Merger.

Section 3.03                      Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

Section 3.04                      No Representations by Trustee.

The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture.

Section 3.05                      Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall constitute but one and the same instrument.  The exchange of copies of this Second Supplemental Indenture and of signature pages hereto by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original instrument for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

FRONTIER OIL CORPORATION

By:	/s/ Doug S. Aron
Doug S. Aron
Executive Vice President and Chief Financial Officer

GUARANTORS:

FRONTIER HOLDINGS INC.
FRONTIER REFINING & MARKETING INC.
FRONTIER REFINING INC.
FRONTIER OIL AND REFINING COMPANY
ETHANOL MANAGEMENT CORPORATION
FRONTIER PIPELINE INC.
FRONTIER EL DORADO REFINING COMPANY

By:	/s/ Doug S. Aron
Doug S. Aron
Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Patrick T. Giordano
Vice President

(Signature Page to Second Supplemental Indenture for 6.875% Notes)